EXHIBIT 6.1

PFG FUND III, LLC

OPERATING AGREEMENT

THE LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS ("INTERESTS") REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING TRANSFERRED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE INTERESTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY. THE INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THIS OPERATING AGREEMENT ("Agreement") is made and entered into effective as of May 13, 2014 by and among PFG FUND III, LLC, a Colorado Limited Liability Company, ("Company"), and such persons as may be admitted as members pursuant to the terms hereof ("Members").

ARTICLE I
DEFINITIONS

Unless stated otherwise, the terms set forth in this Article I shall, for all purposes of this Agreement, have the meanings as defined herein:

1.1 "Affiliate" shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting securities of such Person, (iii) any officer, director, manager or general partner of such Person, or (iv) any Person who is an officer, director, manager, general partner, trustee, or holder of 10% or more of the voting securities of, any Person described in clauses (i) through (iii) of this sentence.

1.2 "Agreement" shall mean this Operating Agreement, as the same may hereafter be amended from time to time.

1.3 "Articles" shall mean the Articles of Organization for the Company originally filed with the Colorado Secretary of State and as amended from time to time.

1.4 "Bankruptcy" shall mean: (a) the filing of an application by a Member for, or his or her consent to, the appointment of a trustee, receiver, or custodian of his or her other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within 90 days; or (e) the failure by a Member generally to pay his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of his or her inability to pay his or her debts as they become due.

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1.5 "Capital Account" shall mean, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

(a) To each Member's Capital Account there shall be credited such Member's capital contributions, such Member's distributive share of Profits, and any items in the nature of income or gain (from unexpected adjustments, allocations or distributions) that are specially allocated to a Member and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

(b) To each Member's Capital Account there shall be debited the amount of cash, such Member's distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated to a Member and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

In the event any interest in the Company is transferred according to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

In the event the Gross Asset Values of the Company assets are adjusted pursuant to Section 1.14, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

The provisions of this Section 1.5 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. In the event it is necessary to modify the manner in which the Capital Accounts are computed in order to comply with such regulations, the Manager shall make such modifications. The Manager shall adjust the amounts debited or credited to the Capital Accounts with respect to (i) any property contributed to the Company or distributed to any Member and (ii) any liabilities that are secured by such contributed or distributed property or that are assumed by the Company in the event the Manager shall determine that such adjustments are necessary or appropriate pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv). The Manager shall also make appropriate modifications if unanticipated events cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

1.6 "Capital Contribution" shall mean for each Member the total capital contributions made to the Company in accordance with Section 4.1.

1.7 "Cash Available for Distribution" shall mean an amount of cash equal to the excess of accrued income from operations and investment of, or the sale or refinancing or other disposition of, Company assets during any calendar month over the accrued operating expenses, depreciation of the Company during such month, including any adjustments for bad debt reserves or deductions (including reasonable reserves) as the Manager may deem appropriate, all determined in accordance with generally accepted accounting principles.

1.8 "Code" shall mean the Internal Revenue Code of 1986, as amended, and corresponding portions of any subsequent federal revenue laws.

1.9 "Company" shall mean PFG FUND III, LLC, a Colorado limited liability company.

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1.10 "Economic Interest" shall mean the right to receive distributions of the Company's assets and allocations of income, gain, loss, deduction, credit and similar items from the Company in respect of Units of the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, or except as provided in § 7-80-404 of the Colorado Limited Liability Company Act (the "Act"), any right to information concerning the business and affairs of the Company.

1.11 "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member.

1.12 "ERISA Plan Investor" shall mean any Member that is a pension or profit-sharing plan, Keogh Plan, 401(k) plan, Individual Retirement Account or other employee benefit plan qualified under the Employee Retirement Income Security Act of 1974, as amended.

1.13 "Fiscal Year" shall mean a calendar year ending December 31.

1.14 "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property other than money, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (iii) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

(c) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a) or (b) above, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.15 "Majority Interest of the Members" shall mean Members holding more than 50% of the aggregate outstanding Units of the Company, or of Units held by a specified group of Members, on the first day of the current calendar month.

1.16 "Manager" shall mean Pine Financial Group, Inc, currently the single member-manager of the Company, or any person or entity substituted in place thereof or hired in addition thereto as Manager pursuant to this Agreement.

1.17 "Members" shall mean the purchasers of Interests admitted to the Company as Members, and "Member" shall mean any one of the Members.

1.18 "Net Assets Under Management" means the total Company's capital, including cash, notes (at book value), real estate owned (at book value), accounts receivable, advances made to protect loan security, unamortized organizational expenses and any other Company assets valued at fair market value, less Company liabilities.

1.19 "Percentage Interest" shall mean the respective percentage interest of a Member determined as of any day by dividing the number of Units held by a Member by the total outstanding number of Units held by all Members.

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1.20 "Person" shall mean both natural and legal persons, including any unincorporated association or entity, as the context may require.

1.21 "Profits" and "Losses" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section, shall be subtracted from such taxable income or loss; and

(c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(d) Notwithstanding any other provision of this Section, any items in the nature of income or gain or expenses or losses, which are specially allocated, shall not be taken into account in computing Profits or Losses.

1.24 "Units" shall mean units of ownership representing a Member's membership interest in the Company and all rights, benefits and privileges pertaining thereto.

ARTICLE II
ORGANIZATION OF THE COMPANY

2.1 Formation. The parties hereto hereby agree to form a limited liability company, pursuant to the provisions of the Colorado Limited Liability Company Act, codified in the Colorado Statutes, as the same may be amended from time to time (the "Act").

2.2 Name. The name of the Company shall be "PFG FUND III, LLC," unless and until changed by the Manager, who shall promptly notify the Members of any such change.

2.3 Place of Business. The principal place of business of this Company shall be located at 10200W 44th Ave Suite 220 Wheat Ridge, CO 80033, until changed by designation of the Manager.

2.4 Purpose. The primary purpose of this Company shall be to invest in short term loans secured by real estate to small real estate developers and real estate investors or to invest in privately held companies that make such loans.

2.5 Term. The Company shall be deemed to be formed and its term shall commence as of the day the Articles are filed with the Colorado Secretary of State, and shall continue indefinitely until dissolved and terminated pursuant to the provisions of this Agreement or by operation of law.

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2.6 Power of Attorney. Each of the Members irrevocably constitutes and appoints the Manager, acting by and through any of its executive officers, as his true and lawful attorney-in-fact, with full power and authority for him, and in his name, place and stead, to execute, acknowledge, publish and file:

(a) This Agreement, the Articles, and any amendments or cancellation thereof required under the laws of the State of Colorado;

(b) Any certificates, instruments and documents, including, without limitation, fictitious business name statements, as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Company is doing or intends to be doing business; and

(c) Any documents which may be required to effect the continuation of the Company, the admission of an additional or substituted Member, the amendment of this Agreement, or the dissolution and termination of the Company.

2.7 Nature of Power of Attorney. The foregoing grant of authority is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death of the undersigned or the delivery of an assignment by the undersigned of the Units, provided that where the assignee thereof has been approved by the Manager for admission to the Company as a substituted Member, the Power of Attorney shall survive the delivery of such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument necessary to effect such substitution.

ARTICLE III
THE MANAGER

3.1 Management by the Manager, Generally. Subject to any provisions of the Articles and this Agreement relating to actions required to be approved by the Members, if any, the business, property and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of the Manager. In addition to the general management authority provided under this Section and without in any way limiting the generality of the foregoing, the Manager shall have all necessary powers to manage and carry out the purposes, business and affairs of the Company, including, without limitation, the following powers and authority:

(a) To expend Company funds in furtherance of the business of the Company and to acquire and deal with assets upon such terms as it deems advisable, from Affiliates and other persons;

(b) To offer additional Units for sale from time to time to determine the terms of the offering of Units, including the price thereof and the amount of discounts allowable or commissions to be paid and the manner of complying with applicable law;

(c) To employ, at the expense of the Company, such agents, employees, independent contractors, attorneys and accountants as the Manager deems reasonable and necessary for any Company purpose;

(d) To effect necessary insurance for the proper protection of the Company, the Manager or Members;

(e) To prosecute, defend, pay, collect, compromise, arbitrate, or otherwise adjust any and all claims or demands of or against the Company or its Manager;

(f) To bind the Company in all transactions involving the Company's property or business affairs, including the preparation and execution of all loan documents, the funding of loans, the purchase and sale of notes, and investments in privately held mortgage funds;

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(g) To amend this Agreement with respect to the matters described in subsections 12.5(a) through (g) below;

(h) To determine the accounting method or methods to be used by the Company, which methods may be changed at any time by written notice to all Members;

(i) To open accounts in the name of the Company in one or more banks, savings and loan associations or other financial institutions or money market funds, and to deposit Company funds therein, subject to withdrawal upon the signature of the Manager or any person authorized by the Manager;

(j) To sell from time to time all or any portion of the Company's assets, or any undivided or beneficial interests therein, including without limitation the securitization, offer and sale of senior participating interests in the Company's mortgage loan portfolio, all upon such terms and conditions as the Manager shall deem appropriate in its sole business judgment; and

(k) To retain such advisors and professionals, execute all instruments and documents and do all other things necessary or appropriate in the judgment of the Manager to effectuate any of the foregoing.

3.2 Fiduciary Duty. The Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, and the Manager shall not employ such funds or assets in any manner except for the exclusive benefit of the Company.

3.3 Allocation of Time to Company Business. The Manager shall not be required to devote full time to the affairs of the Company but shall devote whatever time, effort and skill the Manager may deem to be reasonably necessary for the conduct of the Company's business. The Manager may engage in any other businesses including businesses related to or competitive with the Company.

3.4 Exculpation and Indemnification. Neither the Manager, nor its shareholders, officers, directors, employees or agents, shall have any liability whatsoever to the Company or to any Member for any loss suffered by the Company or any Member which arises out of any action or inaction of the Manager or any of its shareholders, officers, directors, employees or agents, so long as the Manager or such other Person, in good faith, determined that such course of conduct was in the best interests of the Company and did not constitute fraud, bad faith or willful misconduct. The Manager and its shareholders, officers, directors, employees and agents and the employees and agents of the Company shall be entitled to be indemnified and held harmless by the Company, at the expense of the Company, against any loss, expense, claim or liability (including reasonable attorneys' fees, which shall be paid as incurred) resulting from the assertion of any claim or legal proceeding relating to the performance or nonperformance of any act concerning the activities of the Company, including claims or legal proceedings brought by a third party or by Members, on their own behalf or as a Company derivative suit, so long as the party to be indemnified determined in good faith that such course was in the best interests of the Company and did not constitute fraud, bad faith or willful misconduct; provided, that any such indemnity shall be paid solely from the assets of the Company. Nothing herein shall prohibit the Company from paying in whole or in part the premiums or other charge for any type of indemnity insurance in which the Manager or other agents or employees of the Manager or the Company are indemnified or insured against liability or loss arising out of their actual or asserted misfeasance or nonfeasance in the performance of their duties or out of any actual or asserted wrongful act against, or by, the Company including, but not limited to, judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom.

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3.5 Removal of the Manager; Election of Successor Manager. The Manager may be removed upon the following terms and conditions:

(a) The Manager may be removed by the written consent of a Majority Interest of the Members. Members may exercise such right by presenting to the Manager a written notice, which shall be executed by the Members and their signatures acknowledged, to the effect that the Manager is removed effective on the date set forth in such notice.

(b) Concurrently with delivery of such notice or within 90 days thereafter by written notice similarly given, a Majority Interest of the Members may also designate a successor Manager.

(c) Substitution of a new Manager, if any, shall be effective upon written acceptance of the duties and responsibilities of a Manager by the new Manager. Upon effective substitution of a new Manager, this Agreement shall remain in full force and effect except for the change in the Manager and the business of the Company shall be continued by the new Manager.

3.6 Retirement by Manager. The Manager may withdraw ("retire") from the Company upon not less than 6 months written notice of same to the Members. In the event that the Manager retires, the Members shall elect a successor manager by a Majority Interest of the Members.

3.7 Officers. The Manager may appoint officers at any time. The officers of the Company, if deemed necessary by the Manager, may include a president, vice president, secretary, and chief financial officer. The officers shall serve at the pleasure of the Manager, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. No officer need be a resident of the State of Colorado or citizen of the United States. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the Manager. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Manager at any time. Any officer may resign at any time by giving written notice to the Manager. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office may be filled by the Manager in his sole discretion.

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ARTICLE IV

THE MEMBERS – CAPITAL CONTRIBUTIONS

4.1 Capital Contributions; Issuance of Units.

(a) The Members shall make contributions to the capital of the Company by purchasing Units for $5,000 per Unit with an initial minimum subscription of $5,000 (1 Unit) per Member (including subscriptions from entities of which such Member is the sole beneficial owner). Notwithstanding the foregoing, the Manager may accept subscriptions for less than the initial minimum subscription and may accept subscriptions of less than 3 Units or may issue fractional Units in its discretion.

(b) The Members shall make capital contributions in cash by executing and delivering a subscription agreement in form and substance determined by the Manager. The Manager and/or its Affiliate(s) shall be the initial Member(s) and shall contribute initial capital to the Company in the amount of $5,000. The Manager may purchase additional Units at any time and, in such case, shall have the rights of the other Members.

4.2 No Participation in Management. Except as expressly provided herein, the Members shall take no part in the conduct or control of the Company business and shall have no right or authority to act for or bind the Company. Economic Interest Owners shall have no voting rights whatsoever.

4.3 Rights and Powers of Members. A Majority Interest of the Members shall have the right to vote upon, and to approve or disapprove, the following matters, and no others, provided, that the matters described in subsections (a), (b) and (c) below shall also require the prior written consent of the Manager:

(a) dissolution and termination of the Company;

(b) amendment to this Agreement, provided that this subsection (b) shall not apply to the matters set forth in Section 12.5 below, with respect to which matters the Manager alone may amend this Agreement without the vote of the Members;

(c) merger or consolidation of the Company pursuant to Section 9.3 below; and

(d) Removal of the Manager and election of a successor Manager, in the manner and subject to the conditions described in Section 3.5 above.

4.6 Meetings. No regular meetings of Members are required to be held, but meetings of Members may be called by Members holding 10% or more of the outstanding Membership Interests. Meetings shall be noticed and held, and voting procedures shall be followed in accordance with the provisions of Section 68.4231 of the Act.

4.7 Limited Liability of Members. Units are non-assessable, and no Member shall be personally liable for any of the expenses, liabilities, or obligations of the Company or for any of the losses thereof beyond the amount of such Member's agreed upon Capital Contribution to the Company and such Member's share of any undistributed net income and gains of the Company; provided, that each Member shall remain liable to return to the Company any distributions that such Member is obligated to return pursuant to Section 68.4211 of the Act.

ARTICLE V

PROFITS AND LOSSES; CASH DISTRIBUTIONS

5.1 Losses. Losses shall be allocated among the Members as of the last day of each calendar month in accordance with their respective Percentage Interests.

5.2 Profits. Profits shall be allocated among the Members as of the last day of each calendar month in accordance with their respective Percentage Interests.

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5.3 Special Allocation Rules.

(a) For purposes of this Agreement, a loss or allocation (or item thereof) is attributable to non-recourse debt which is secured by Company property to the extent of the excess of the outstanding principal balance of such debt (excluding any portion of such principal balance which would not be treated as an amount realized under Code Section 1001 and Paragraph (a) of Code Section 1.001-2 if such debt were foreclosed upon) over the adjusted basis of such property. This excess is herein defined as "Minimum Gain" (whether taxable as capital gain or as ordinary income) as more explicitly set forth in Treasury Regulation 1.704-1(b)(4)(iv)(c). Notwithstanding any other provision of Article V, the allocation of loss or deduction (or item thereof) attributable to non -recourse debt which is secured by Company property will be allowed only to the extent that such allocation does not cause the sum of the deficit Capital Account balances of the Members receiving such allocations to exceed the minimum gain determined at the end of the Company taxable year to which the allocations relate. Any Member with a deficit Capital Account balance resulting in whole or in part from allocations of loss or deduction (or item thereof) attributable to non-recourse debt which is secured by Company property shall, to the extent possible, be allocated income or gain (or item thereof) in an amount not less than the minimum gain at a time no later than the time at which the minimum gain is reduced below the sum of such deficit capital account balances. This Section is intended and shall be interpreted to comply with the requirements of Treasury Regulation Section 1.704-1(b)(4)(iv)(e).

(b) In the event any Member receives any adjustments, allocations or distributions, not covered by subsection (a) above, so as to result in a deficit Capital Account, items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate the deficit balances in their Capital Accounts created by such adjustments, allocations or distributions as quickly as possible. This Section shall operate as a qualified income offset as utilized in Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

ARTICLE VI
ACCOUNTING AND REPORTS

6.1 Books and Records. The Manager shall cause the Company to keep the following books and records, which shall be maintained at the Company's principal place of business and shall be available for inspection and copying by, and at the sole expense of, the Members (but not Economic Interest Holders), or their duly authorized representatives, or unsecured note holders or their their duly authorized representative during reasonable business hours:

(a) A current list of the full name and last known business or residence address of each Member and Economic Interest Owner set forth in alphabetical order, together with the capital contributions and number of Units owned by each Member and Economic Interest Owner;

(b) A current list of the full name and business or residence address of each Manager; (c) A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

(d) Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the 6 most recent taxable years;

(e) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(f) Copies of the financial statements of the Company, if any, for the 6 most recent Fiscal Years; and

(g) The Company's books and records as they relate to the internal affairs of the Company for at least the current and past 4 Fiscal Years.

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6.2 Financial Reports.

 (a) The Manager shall cause to be prepared at the end of each Fiscal Year of the Company financial statements for the Company including a balance sheet of the Company as of the end of each Fiscal Year, an income statement and a report of the activities of the Company during such Fiscal Year, including a statement of changes in financial position for that Fiscal Year.

(b) The Manager shall provide to each of the Members within six months of the end of each Fiscal Year an annual report of the Company's operations including a summary of the Company's financial statements. Copies of the Company's financials shall be made available to the Members or note holders upon reasonable request.

6.3 Tax Returns. The Manager shall cause to be prepared and distributed to each Member within 90 days after the end of each Fiscal Year of the Company a Schedule K-1 and, such other information that the Members may require for preparation of their federal and state income tax returns.

ARTICLE VII

TRANSFER OF COMPANY INTERESTS

7.1 Restrictions on Transfers. Notwithstanding any provision to the contrary contained herein, the following restrictions shall apply to any and all proposed sales, assignments or transfers of Units and Economic Interests, and any proposed sale, assignment or transfer in violation of same shall be void ab initio:

(a) No Member shall make any transfer or assignment of all or any part of his Units without the prior written consent of the Manager, which consent may be withheld in the sole discretion of the Manager.

(b) No Member shall make any transfer or assignment of all or any part of his Economic Interest without the prior written consent of the Manager, which consent shall not be unreasonably withheld.

(c) No Member shall make any transfer or assignment of all or any part of his Units or Economic Interest if said transfer or assignment would, when considered with all other transfers during the same applicable 12-month period, cause a termination of the Company for federal or Colorado state income tax purposes.

(d) No Member shall be entitled to sell, assign, transfer or convey his Units or Economic Interest to any person or entity other than a bona fide resident of the State of Colorado for a period of 9 months after the termination of the offering of Units pursuant to which such Units (or the Units associated with such Economic Interest) were acquired.

(e) Instruments evidencing Units, Economic Interest, or promissory notes shall bear and be subject to a legend condition in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE COLORADO SECURITIES ACT OF 1981, BY REASON OF SPECIFIC EXEMPTIONS THEREUNDER RELATING TO THE LIMITED AVAILABILITY OF THE OFFERING. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS THEY ARE SUBSEQUENTLY REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

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7.2 Transfer of Units and Substitution. No assignee of any Units of the Company shall have the right to become a substituted Member in place of his assignor unless the following conditions are first met:

(a) The assignor shall designate such intention in the instrument of assignment;

(b) The written consent of the Manager to such substitution shall be obtained, which consent may be withheld in the sole discretion of the Manager and which, in any event, shall not be given if the Manager determines that such sale or transfer may jeopardize the continued ability of the Company to qualify as a "partnership" for federal income tax purposes or that such sale or transfer may jeopardize the status of the original sale of said interest pursuant to the non-public and intrastate offering exemptions from registration or qualification under the Securities Act of 1933, as amended (the "1933 Act") or the Colorado Securities and Investor Protection Act, as amended;

(c) The instrument of assignment shall be in a form and substance satisfactory to the Manager;

(d) The assignor and assignee named therein shall execute and acknowledge such other instruments as the Manager may deem necessary to effectuate such substitution, including but not limited to a power of attorney with provisions more fully described in this Agreement;

(e) The assignee shall accept, adopt and approve in writing all of the terms and provisions of this Agreement as the same may have been amended;

(f) Such assignee shall pay all reasonable expenses (including reasonable attorneys' fees) incurred by the Manager or the Company in connection with such substitution; and

(g) The Company has received, if requested, a legal opinion in form and substance satisfactory to the Manager that such transfer will not violate the registration provisions of the 1933 Act or the qualification requirements of the 1968 Law, which opinion shall be furnished at the Member's expense.

ARTICLE VIII
WITHDRAWAL FROM COMPANY

8.1 Withdrawal by Members. No Member shall have the right to withdraw from the Company, receive cash distributions or otherwise obtain the return of all or any portion of his Capital Account balance for a period of 60 months after the date of the initial purchase of Units and admission to the Company of such Member or his or her predecessor in interest (the "Holding Period"), except for quarterly distributions of Cash Available for Distribution, if any, to which such Member may be entitled pursuant to Section 5.2 above. After the expiration of the Holding Period, a Member may withdraw or partially withdraw from the Company upon and subject to the following conditions and limitations:

(a) A Member desiring to withdraw from the Company shall give not less than 90 days prior written notice of same effective not earlier than the expiration of the Holding Period ("Notice of Withdrawal") to the Manager, and (subject to the provisions of Section 8.2 below) such Member's Capital Account as of the date of such notice shall be liquidated and distributed to such Member in not more than four quarterly installments each equal to 25% of the total Capital Account being liquidated, commencing on the last day of the calendar quarter in which Notice of Withdrawal is effective and continuing thereafter until paid in full.

(b) Furthermore, commencing with the end of the calendar month in which such Notice of Withdrawal is given, any current Cash Available for Distribution allocable to the Capital Account (or portion thereof) being withdrawn shall also be distributed in cash to the withdrawing Member in the manner provided in Section 5.2 above.

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8.2 Limitations on Withdrawal. Notwithstanding Section 8.1 above, the return of a withdrawing Member's Capital Account shall be subject to the following limitations:

(a) The Company will not establish a reserve from which to fund withdrawals and, accordingly, the Company's obligation to return a Member's Capital Account is limited to the availability of Company cash flow in any given calendar quarter, as determined in good faith by the Manager. For this purpose, cash flow is considered to be available only after all current Company expenses have been paid (including compensation to the Manager and its Affiliates) and provision has been made for maintaining adequate reserves to meet anticipated Company expenses, funding of all and outstanding loan commitments and approved loans, and payment of all monthly cash distributions on a pro rata basis which must be paid to Members who have elected to receive such distributions. The Company shall not be obligated to sell or liquidate any mortgage loans prior to maturity for the purpose of generating funds to liquidate the Capital Accounts of withdrawing Members.

(b) If current cash flow is inadequate to promptly liquidate all Capital Accounts with respect to which Notices of Withdrawal have been received, then the priority of distributions among withdrawing Members shall be determined by the chronological order in which their respective Notices of Withdrawal were received by the Manager; provided, that the Manager shall have the discretion to accord priority to Notices of Withdrawal received from Deceased Members and ERISA Plan Investors as described in Section 8.3 below.

(c) In no event shall the Company be required to liquidate more than $25,000 per calendar quarter per Member or the Capital Accounts of Withdrawing Members to the extent that the aggregate distributions paid to all withdrawing Members during any 12-month period would exceed an amount equal to 20% of the aggregate Capital Accounts of all Members at the beginning of such period.

8.3 Priority Withdrawals. Notwithstanding any provision herein to the contrary, the Company may give priority to the return of the Capital Accounts of certain Members, as follows:

(a) Upon the death of the sole beneficiary of a corporate pension or profit-sharing plan, Individual Retirement Account or other employee benefit plan subject to ERISA or upon the death of a Member (the "Deceased Member"), the return of such Deceased Member's Capital Account may be given priority over the return of other withdrawing Members' Capital Accounts, in the Manager's sole and absolute discretion, but such priority liquidation shall be limited to $50,000 per calendar quarter per Member.

8.4 Capital Account Adjustments. Notwithstanding the foregoing, the remaining Capital Account of a withdrawing Member shall continue to be subject to adjustment as described in Section 1.5 above until it is fully liquidated. Any reduction in a Capital Account by reason of an allocation of Losses, if any, shall reduce all subsequent liquidation payments proportionately. In no event shall any Member receive cash distributions upon withdrawal from the Company if the effect of such distribution would be to create a deficit in such Member's Capital Account.

8.5 Constructive Vote to Dissolve. If at any time there are outstanding unfulfilled Notices of Withdrawal from a Majority Interest of the Members (even if not all such Members are liquidating their entire Capital Accounts), the Manager shall have the right, but not the obligation, to deem such event to constitute a vote by the Members to dissolve the Company pursuant to Section 9.1 and to concur with such vote. If the Company so dissolves at a time when any Members who have previously given Notices of Withdrawal have not yet received the full return of their requested withdrawals, then in such event the winding up provisions of Section 9.2 below shall apply and the distribution provisions of Section 9.2(c) shall be controlling, such that liquidation payments shall thereafter be made proportionately to all Members pursuant to Section 9.2(c) and no further withdrawal payments shall be made pursuant to this Article VIII.

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8.6 Effect of Withdrawal on Units. Each payment by the Company in liquidation of all or any portion of a Member's Capital Account shall be treated as the Company's repurchase of its Units, and the number of Units repurchased shall be equal to (i) the dollar amount of the Capital Account being returned to the Member, divided by (ii) the then current value of Units calculated in the same manner as the offering price of Units as determined under Section 4.1 above.

ARTICLE IX

DISSOLUTION OF THE COMPANY; MERGER OF THE COMPANY

9.1 Events Causing Dissolution. The Company shall dissolve upon occurrence of the earlier of the following events:

(a) By the Manager, in the Manager's sole discretion;

(b) The vote (including a deemed vote pursuant to Section 8.5 above) of a Majority Interest of the Members to dissolve; or

(c) An entry of a decree of judicial dissolution pursuant to Section 17351 of the Colorado Corporations Code.

9.2 Winding Up. Upon the occurrence of an event of dissolution, the Company shall not immediately be terminated, but shall continue until its affairs have been wound up. Upon dissolution of the Company, unless the business of the Company is continued as provided above, the Manager will wind up the Company's affairs as follows:

(a) No new loans shall be made or purchased;

(b) Except as may be agreed upon by the Manager and a Majority Interest of Members in connection with a merger or consolidation described in Section 9.3, the Manager shall liquidate the assets of the Company as promptly as is consistent with recovering the fair market value thereof, either by sale to third parties (including the Manager or Affiliates) or by servicing the Company's outstanding loans in accordance with their terms; provided, however, the Manager shall liquidate all Company assets for the best price reasonably obtainable in order to completely wind up the Company's affairs within five (5) years after the date of dissolution;

(c) Except as may be agreed upon by the Manager and a Majority Interest of Members in connection with a merger or consolidation described in Section 9.3, all sums of cash held by the Company as of the date of dissolution (including liquid assets which shall be converted to cash), together with all sums of cash received by the Company during the winding up process from any source whatsoever, shall be applied and promptly distributed to the Members in proportion to the positive balances in their respective outstanding Capital Accounts, but only after all the Company's debts have been paid or otherwise adequately provided for.

(d) Upon the completion of the liquidation of the Company and distribution of liquidation proceeds, the Manager shall cause to be filed a Certificate of Dissolution as required by the Act and shall furnish to each of the Members a statement setting forth the receipts and disbursements of the Company during such liquidation, the amount of proceeds from such liquidation distributed with respect to Company Interests and the amount of proceeds paid or distributed to Members.

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9.3 Merger or Consolidation of the Company. The Company may be merged or consolidated with one or more other entities, which may be Affiliates of the Company; provided that the principal terms of any such merger or consolidation are first approved by the Manager and by the affirmative vote of a Majority Interest of the Members. In any such merger or consolidation, the Company may be either a disappearing or surviving entity pursuant to the Act or any other provision of applicable law.

ARTICLE X

TRANSACTIONS BETWEEN THE COMPANY, THE MANAGER AND AFFILIATES

10.1 Reimbursement of Manager for Certain Expenses. The Manager shall be reimbursed by the Company for all organizational syndication and operating expenses incurred on behalf of the Company, including without limitation, out-of-pocket general and administrative expenses of the Company, accounting fees, legal fees and expenses, postage, and preparation of reports to Members.

ARTICLE XI
ARBITRATION

11.1 Binding Arbitration. In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules.

11.2 Arbitration Procedures. The place of arbitration shall be St. Augustine, FL. This agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado. Each party shall bear its own costs and expenses and an equal share of the arbitrators' and administrative fees of arbitration. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. Either party may participate in the arbitration by telephone.

ARTICLE XII
MISCELLANEOUS

12.1 Legal Representation.

(a) Counsel to the Company may also be counsel to the Manager or any Affiliate of the Manager. The Manager may execute on behalf of the Company and the Members any consent to the representation of the Company that counsel may request pursuant to the Colorado Rules of Professional Conduct or similar rules in any other jurisdiction ("Rules"). Each Member acknowledges that Company counsel does not represent any Member and Company counsel shall owe no duties directly to any Member. Notwithstanding any adversity that may develop, in the event any dispute or controversy arises between any Members and the Company, or between any Members or the Company, on the one hand, and the Manager (and its Affiliates), on the other hand, then each Member agrees that Company counsel may represent either the Company or such Manager (or its Affiliates or both), in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation.

(b) Each Member further acknowledges that Company counsel has represented only the interests of the Manager and not the Members in connection with the formation of the Company and the preparation and negotiation of this Agreement, and each Member acknowledges that it has been afforded the opportunity to consult with independent counsel with regard thereto.

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12.2 Covenant to Sign Documents. Without limiting the power of attorney granted by Sections 2.6 and 2.7 above, each Member covenants, for himself and his successors and assigns, to execute, with acknowledgement or verification, if required, any and all certificates, documents and other writings which may be necessary or expedient in the creation of the Company and the achievement of its purposes, including, without limitation, all such filings, records or publications necessary or appropriate in the judgment of the Manager to comply with the applicable laws of any jurisdiction in which the Company shall conduct its business.

12.3 Notices. Except as otherwise expressly provided for in this Agreement, all notices which any Member may desire or may be required to give any other Member shall be in writing and shall be deemed duly given when delivered personally or when deposited in the United States mail, first-class postage prepaid, addressed to the Member's address as shown in the books of the Company pursuant to written notification to the Manager. Notices to the Manager or to the Company shall be delivered to the Company's principal place of business, as set forth in Section 2.3 above or as hereafter charged as provided herein.

12.4 Right to Engage in Competing Business. Nothing contained herein shall preclude any Member from purchasing or lending money upon the security of any other property or rights therein, or in any manner investing in, participating in, developing or managing any other venture of any kind, without notice to the other Members, without participation by the other Members, and without liability to them or any of them. Each Member waives any right he may have against the Manager for capitalizing on information received as a consequence of the Manager's management of the affairs of this Company.

12.5 Amendment. This Agreement is subject to amendment by the affirmative vote of a Majority Interest of the Members with the written concurrence of the Manager. Notwithstanding anything to the contrary contained in this Agreement, the Manager shall have the right to amend this Agreement, without the vote or consent of any of the Members, when:

(a) There is a change in the name of the Company or the amount of the contribution of any Member;

(b) A person is substituted as a Member; (c) An additional Member is admitted;

(d) A person is admitted as a successor or additional Manager in accordance with the terms of this Agreement;

(e) There is a change in the character of the business of the Company; (f) There is a false or erroneous statement in this Agreement; or

(g) A change in this Agreement is required in order that it shall accurately represent the agreement among the Members.

12.6 Governing Law. This Agreement shall be governed by and shall be interpreted and enforced in accordance with the substantive laws of the State of Colorado.

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12.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements and representations, either oral or in writing, between the parties hereto with respect to the subject matter contained herein.

12.8 Waiver. No waiver by any party hereto of any breach of, or default under, this Agreement by any other party shall be construed or deemed a waiver of any other breach of or default under this Agreement, and shall not preclude any party from exercising or asserting any rights under this Agreement with respect to any other breach or default.

12.9 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.10 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement.

12.11 Number and Gender. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neutral genders, and the word "person" shall include a natural person, firm, partnership, corporation, trust, association of other form of legal entity. Any consent or action required or permitted to be given or made by a Manager may be given or made by any Manager.

12.12 Counterparts. This Agreement may be executed in counterparts, any or all of which may be signed by the Manager on behalf of the Members as their attorney-in-fact.

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

MANAGER:	Pine Financial Group, Inc a Colorado Cooperation

	By:	/s/ Kevin Amolsch
Kevin Amolsch
	Its:	President

MEMBER:	Pine Financial Group, Inc a Colorado Cooperation

	By:	/s/ Kevin Amolsch
Kevin Amolsch
	Its:	President

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SCHEDULE A

MEMBERS

Name and Address	Date of Admission	Capital Contribution	% Interest
Pine Financial Group, Inc 10200W 44th Ave., Suite 220 Wheat Ridge, CO 80033	August 13, 2013	$5,000	100%

Schedule A

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